Exhibit 99.1

Summit Materials, Inc. Reports Second Quarter 2017 Results

-Net Revenue Increased 15.9% Y/Y to $478.4 million

-Generated Year-Over-Year Organic Volume Growth Across All Lines of Business

-Completed Four New Acquisitions Since May 2017 For a Combined Purchase Price $130 million

-Raising Full-Year 2017 Adjusted EBITDA Guidance to a Range of $440 million to $455 million

DENVER, CO. - (August 2, 2017) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the second quarter 2017.

For the three months ended July 1, 2017, the Company reported basic earnings per share of $0.47 on net income of $50.0 million, compared to basic earnings per share of $0.21 on net income of $13.4 million in the prior year period.  On an adjusted diluted basis, Summit reported diluted earnings per share of $0.48 on net income of $53.6 million, compared to adjusted diluted earnings per share of $0.45 on net income of $46.2 million in the prior year period.  Operating income increased by 75.6% to $82.4 million in the second quarter 2017, versus $46.9 million in the prior year period.

“We delivered exceptional growth in net revenue, operating income and net income during the second quarter, driven by a combination of strong seasonal demand across all lines of business, together with contributions from recently completed acquisitions,” stated Tom Hill, CEO of Summit Materials.  “Adjusted EBITDA increased 17.9% year-over-year to $135.2 million, supported by favorable market conditions in our West Region and in our Cement Segment.  Organic growth contributed one-third of the year-over-year improvement in Adjusted EBITDA, as supported by ongoing price, volume and cost optimization initiatives at each of our operating companies.”

“Organic sales volumes within our materials lines of business have exceeded our expectations coming into the year,” continued Hill.  “Organic cement and aggregates sales volumes increased 7.1% and 6.1%, respectively, in the second quarter 2017, when compared to the prior year period.  Cement sales volumes in our northern Mississippi River markets increased nearly 25% year-over-year, while aggregates demand in Texas and Utah benefited from a combination of favorable demographic trends and recent state-level funding initiatives that support multi-year investments in transportation infrastructure.”

“Organic cement pricing increased 3.0% year-over-year, in-line with expectations, while organic aggregates pricing declined on a year-over-year basis due to a less favorable sales mix in our Vancouver and Austin markets, given increased sales of lower priced products.  Outside of Austin and Vancouver, organic aggregates pricing increased on a year-over-year basis in nearly all of our other platform markets,” stated Hill.

“We continue to realize superior margin capture throughout our business,” noted Hill.  “Aggregates adjusted cash gross profit margin increased nearly 500 basis points year-over-year to 68.3%, while cement adjusted cash gross profit margin increased 520 basis points year-over-year to 57.4%.  On a trailing twelve month basis through the second quarter 2017, Adjusted EBITDA margin improved by nearly 100 basis points to 24.7%, versus the comparable year period.”

“We have closed on four acquisitions since our last quarterly update in May 2017,” continued Hill.  “Together, these bolt-on transactions expand and enhance our vertically-integrated materials-based businesses in Texas, Kentucky, Colorado and South Carolina.  Given partial-year contributions from these four acquisitions, we have increased our Adjusted EBITDA guidance for the second time this year.  For the full-year 2017, we now forecast total Adjusted EBITDA in the range of $440 million to $455 million, up from the prior range of $430 million to $445 million.”

“Our acquisition pipeline remains very active, with more than 20 transactions currently under review,” continued Hill.  “On a year-to-date basis, we have invested $309 million across ten transactions, leading us to upwardly revise our annualized acquired EBITDA target from a range of approximately $40 million to $60 million to a range of $50 million to $70 million for the full-year 2017.”

“We ended the second quarter with significant available liquidity on our balance sheet,” stated Brian Harris, CFO of Summit Materials.  “As of July 1, 2017, we had more than $570 million in cash and availability under our revolving credit facility, up from $200 million in the prior year period, due mainly to the completion of a $300 million 5.125% senior notes offering in June 2017.  This opportunistic capital raise allowed us to lower our overall cost of debt, while equipping us to finance the ongoing strategic growth of our business.”

“Net leverage was 3.7x exiting the second quarter 2017, versus 4.5x in the prior year period and down from 3.9x at year-end 2016,” continued Harris.  “Looking ahead, we expect net leverage to be in a range of 3.0x to 3.5x by year-end 2017, assuming the mid-point of our upwardly revised 2017 Adjusted EBITDA guidance.”

“Given continued strength in organic volume growth, record levels of available liquidity and multiple near-term acquisitions on the horizon, Summit is well positioned as we transition into the second half of the year,” concluded Hill.  “We are pleased with our performance in the second quarter and look forward to building on the momentum evident in our business.”

Second Quarter 2017 | Financial Performance

Net revenue increased by 15.9% to $478.4 million in the second quarter 2017, versus $412.6 in the prior year period.  The improvement in net revenue was primarily attributable to acquisition-related contributions, increased organic sales volumes across all lines of business, together with improved organic average selling prices in cement and ready-mix concrete.  Operating income increased by 75.6% to $82.4 million in the second quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased 17.9% year-over-year to $135.2 million, versus $114.7 million in the prior year period.  Adjusted EBITDA margin increased 50 basis points to 28.3% in the second quarter 2017, when compared to the prior year period.

The Company reported an adjusted diluted net income of $0.48 per diluted share in the second quarter 2017, using 111.5 million weighted-average total shares. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of non-controlling interests, including LP units, are not included in basic earnings per share under generally accepted accounting principles.  Management believes excluding non-recurring and non-operating changes provides investors with information that may be more comparable to the financial performance of our peers.

West Segment:  Operating income increased 25.5% to $42.9 million in the second quarter 2017, when compared to the prior year period.  Adjusted EBITDA increased by 19.6% to $60.5 million in the second quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin was 24.2% in the second quarter 2017, flat versus the prior year.  Year-over-year organic improvements in aggregates and ready-mix concrete sales volumes, together with acquisition-related EBITDA contributions, more than offset lower organic asphalt sales volumes and organic declines in average selling prices.

East Segment:  Operating income declined 5.7% to $21.1 million in the second quarter 2017, as increases in depreciation, and to a lesser extent general and administrative expenses, exceeded acquisition-related revenue gains due to the seasonality of the business.  Adjusted EBITDA increased by 8.7% to $38.8 million in the second quarter 2017, when compared to the prior year period.  Adjusted EBITDA margin declined to 26.9% in the second quarter 2017, versus 28.8% in the prior year period.  Year-over-year organic improvements in average selling prices on aggregates and ready-mix concrete, improved organic asphalt sales volumes, together with acquisition-related EBITDA contributions, were offset by organic sales volume declines in aggregates and ready-mix concrete, due in part to weather-related factors.

Cement Segment:  Operating income increased 18.1% to $33.7 million in the second quarter 2017, when compared to the prior year period.  The increase in operating income was primarily due to increased organic growth in sales volumes and pricing.  Adjusted EBITDA increased by 16.5% to $43.8 million in the second quarter 2017, when compared to the prior year period, resulting primarily from pricing improvements and operational efficiencies.  Adjusted EBITDA margin increased to 52.0% in the second quarter 2017, versus 47.2% in the prior year period.  A year-over-year increase in average selling prices, organic sales volumes, improved production efficiencies and cost reductions all contributed to improved results.

Second Quarter 2017 | Results by Line of Business

Aggregates Business:   Aggregates net revenues increased by 15.3% to $84.2 million in the second quarter 2017, when compared to the prior year period.  Aggregates adjusted cash gross profit margin increased to 68.3% in the second quarter 2017, versus 63.3% in the prior year period.  Organic aggregates sales volumes increased 6.1% in the second quarter 2017, due mainly to increased demand in Texas, Utah, Virginia and Vancouver.  Organic aggregates average selling prices declined 1.7% in the second quarter, due in part to an unfavorable sales mix in the Vancouver and Austin markets.  Excluding the Vancouver and Austin markets, organic aggregates average selling prices increased 3.5% on a year-over-year basis.

Cement Business:  Cement segment net revenues increased 5.8% to $84.2 million in the second quarter 2017, when compared to the prior-year period.  Cement adjusted cash gross profit margin was 57.4% in the second quarter 2017, versus 52.2% in the prior-year period.  Organic sales volumes and average selling prices of cement increased 7.1% and 3.0%, respectively, when compared to the prior year period.  Strong regional demand in the Company’s northern markets drove organic volume growth in the second quarter, while continued organic growth in sales prices was attributable to previously announced price increases.

Products Business:  Net revenues increased 18.3% to $234.6 million in the second quarter 2017, when compared to the prior year period.  Products adjusted cash gross profit margin declined to 25.6% in the second quarter 2017, versus 26.9% in the prior year period.  Organic sales volumes of ready-mix concrete and asphalt increased 9.2% and 3.6%, respectively, when compared to the prior-

year period.  With regard to organic ready-mix sales volumes, demand was strongest in the Houston, Austin, northeast Texas and Kansas markets.  With regard to organic asphalt sales volumes, demand was strongest in the Austin, Kansas and Kentucky markets.

Acquisition Program Update

The Company has completed ten acquisitions on a year-to-date basis, including four transactions that have closed since May 2017.  Total investment spend across the ten acquisitions completed year-to-date 2017 is approximately $309 million, including $130 million for the four acquisitions completed since May 2017.

Glasscock Company (South Carolina).  Glasscock is a vertically integrated aggregates and ready-mix business serving the East Columbia, South Carolina market.  This acquisition complements Summit’s existing aggregates footprint in central South Carolina.  The Company estimates that Glasscock’s exposure is mainly weighted toward residential and non-residential construction markets, together with some public construction market exposure.  Summit closed on its acquisition of Glasscock in May 2017.

Great Southern Ready Mix (Texas).  Great Southern is a ready-mix business that provides for further expansion into the north/northeast Houston market.  The Company estimates that Great Southern’s exposure is entirely weighted toward residential and non-residential construction markets.  Summit closed on its acquisition of Great Southern in July 2017.

Ready-Mix Concrete of Somerset (Kentucky).  Ready-Mix Concrete is a ready-mix concrete business serving the central Kentucky region.  The Company estimates that Ready-Mix’s exposure is mainly weighted toward residential and non-residential construction markets, together with some public construction market exposure.    Summit closed on its acquisition of Ready-Mix Concrete in July 2017.

Northwest Ready Mix (Colorado).  Northwest Ready Mix is an aggregates and ready-mix concrete business that allows for further expansion in the intermountain region outside of Steamboat Springs, Colorado.  The Company estimates that Northwest Ready Mix’s exposure is entirely weighted toward residential and non-residential construction markets.  Summit closed on its acquisition of Northwest Ready Mix in July 2017.

Liquidity and Capital Resources

At July 1, 2017, the Company had cash on hand of $353.1 million and borrowing capacity under its revolving credit facility of $218.9 million.  The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement.  As of July 1, 2017, the Company had $1.8 billion in debt outstanding.

2017 Financial Guidance & Outlook

The Company is raising its full-year 2017 Adjusted EBITDA guidance from a range of $430.0 million to $445.0 million to a range of $440 million to $455 million.  The upwardly revised Adjusted EBITDA outlook assumes the partial-year impact of the four acquisitions completed since May 2017.  No additional potential acquisitions are included within the Company’s full-year 2017 Adjusted EBITDA guidance.  Including the impact of the ten acquisitions completed on a year-to-date basis, the Company is reiterating its gross capital expenditure guidance of $140 million to $160 million for the full-year 2017.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 12:30 p.m. eastern time (10:30 a.m. mountain time) to review the Company’s second quarter 2017 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live: 1-877-407-0784
International Live: 1-201-689-8560
Conference ID: 86972581

To listen to a replay of the teleconference, which will be available through September 2, 2017:

Domestic Replay: 1-844-512-2921
International Replay: 1-412-317-6671
Conference ID: 13665400

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Cash Gross Profit may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Cash Gross Profit, Adjusted Net Income (loss), Adjusted EPS and Free Cash Flow reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.  Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the expectations for our anticipated benefits from recent acquisitions, the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Six months ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Revenue:
Product	$397,726	$341,341	$622,743	$521,443
Service	80,642	71,295	114,669	99,232
Net revenue	478,368	412,636	737,412	620,675
Delivery and subcontract revenue	45,725	32,638	70,958	52,978
Total revenue	524,093	445,274	808,370	673,653
Cost of revenue (excluding items shown separately below):
Product	233,592	202,029	400,560	334,425
Service	56,587	50,471	81,958	74,525
Net cost of revenue	290,179	252,500	482,518	408,950
Delivery and subcontract cost	45,725	32,638	70,958	52,978
Total cost of revenue	335,904	285,138	553,476	461,928
General and administrative expenses	58,086	75,490	116,554	120,860
Depreciation, depletion, amortization and accretion	45,039	37,408	84,787	69,768
Transaction costs	2,620	290	3,893	3,606
Operating income	82,444	46,948	49,660	17,491
Interest expense	25,986	25,617	50,955	47,194
Loss on debt financings	—	—	190	—
Tax receivable agreement expense	1,525	—	1,525	—
Other (income) expense, net	(590)	882	(1,247)	548
Income (loss) from operations before taxes	55,523	20,449	(1,763)	(30,251)
Income tax expense (benefit)	3,435	(1,056)	1,257	(9,222)
Net income (loss)	52,088	21,505	(3,020)	(21,029)
Net income (loss) attributable to noncontrolling interest in subsidiaries	12	44	(86)	(35)
Net income (loss) attributable to Summit Holdings (1)	2,076	8,090	(490)	(13,247)
Net income (loss) attributable to Summit Inc.	$50,000	$13,371	$(2,444)	$(7,747)
Income (loss) per share of Class A common stock:
Basic	$0.47	$0.21	$(0.02)	$(0.14)
Diluted	$0.46	$0.21	$(0.02)	$(0.20)
Weighted average shares of Class A common stock:
Basic	106,898,512	62,743,149	106,035,087	56,812,906
Diluted	107,908,888	63,893,909	106,035,087	100,954,233

(1)	Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	July 1,	December 31,
	2017	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$353,063	$143,392
Accounts receivable, net	247,546	162,377
Costs and estimated earnings in excess of billings	29,212	7,450
Inventories	182,886	157,679
Other current assets	12,352	12,800
Total current assets	825,059	483,698
Property, plant and equipment, less accumulated depreciation, depletion and amortization (July 1, 2017 - $554,433 and December 31, 2016 - $484,554)	1,555,816	1,446,452
Goodwill	918,511	782,212
Intangible assets, less accumulated amortization (July 1, 2017 - $6,041 and December 31, 2016 - $7,854)	17,344	17,989
Other assets	48,438	51,115
Total assets	$3,365,168	$2,781,466
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	17,721	24,162
Accounts payable	116,817	81,565
Accrued expenses	119,260	111,605
Billings in excess of costs and estimated earnings	16,873	15,456
Total current liabilities	277,171	239,288
Long-term debt	1,807,713	1,514,456
Acquisition-related liabilities	38,039	32,664
Other noncurrent liabilities	129,296	135,019
Total liabilities	2,252,219	1,921,427
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 107,491,979 and 96,033,222 shares issued and outstanding as of July 1, 2017 and December 31, 2016, respectively	1,076	961
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 100 shares issued and outstanding as of July 1, 2017 and December 31, 2016	—	—
Additional paid-in capital	1,079,595	824,304
Accumulated earnings	16,584	19,028
Accumulated other comprehensive income (loss)	2,273	(2,249)
Stockholders’ equity	1,099,528	842,044
Noncontrolling interest in consolidated subsidiaries	1,292	1,378
Noncontrolling interest in Summit Holdings	12,129	16,617
Total stockholders’ equity	1,112,949	860,039
Total liabilities and stockholders’ equity	$3,365,168	$2,781,466

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	Six months ended
	July 1,	July 2,
	2017	2016
Cash flow from operating activities:
Net loss	$(3,020)	$(21,029)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	90,781	76,252
Share-based compensation expense	9,424	29,817
Deferred income tax benefit	374	(10,040)
Net gain on asset disposals	(4,052)	(3,717)
Non-cash loss on debt financings	85	—
Other	710	129
Decrease (increase) in operating assets, net of acquisitions:
Accounts receivable, net	(68,539)	(55,489)
Inventories	(19,272)	(27,948)
Costs and estimated earnings in excess of billings	(21,571)	(24,542)
Other current assets	3,552	(2,646)
Other assets	(1,565)	(367)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	28,550	9,682
Accrued expenses	(6,789)	10,343
Billings in excess of costs and estimated earnings	1,252	(3,523)
Other liabilities	1,229	(3,422)
Net cash provided by (used in) operating activities	11,149	(26,500)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(213,124)	(296,664)
Purchases of property, plant and equipment	(109,088)	(91,669)
Proceeds from the sale of property, plant and equipment	8,411	9,442
Other	137	1,500
Net cash used for investing activities	(313,664)	(377,391)
Cash flow from financing activities:
Proceeds from equity offerings	237,600	—
Capital issuance costs	(627)	(136)
Proceeds from debt issuances	302,000	321,000
Debt issuance costs	(5,308)	(5,110)
Payments on debt	(9,288)	(63,676)
Payments on acquisition-related liabilities	(17,204)	(25,662)
Distributions from partnership	(79)	(373)
Other	4,904	113
Net cash provided by financing activities	511,998	226,156
Impact of foreign currency on cash	188	498
Net increase (decrease) in cash	209,671	(177,237)
Cash and cash equivalents—beginning of period	143,392	186,405
Cash and cash equivalents—end of period	$353,063	$9,168

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Six months ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Segment Net Revenue:
West	$249,849	$208,974	$381,823	$322,821
East	144,290	124,045	227,525	184,249
Cement	84,229	79,617	128,064	113,605
Net Revenue	$478,368	$412,636	$737,412	$620,675

Line of Business - Net Revenue:
Materials
Aggregates	$84,221	$73,035	$145,843	$122,943
Cement (1)	78,893	69,968	118,328	98,504
Products	234,612	198,338	358,572	299,996
Total Materials and Products	397,726	341,341	622,743	521,443
Services	80,642	71,295	114,669	99,232
Net Revenue	$478,368	$412,636	$737,412	$620,675

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$26,740	$26,787	$61,522	$55,278
Cement	30,511	28,375	63,684	52,558
Products	174,622	144,951	272,363	223,134
Total Materials and Products	231,873	200,113	397,569	330,970
Services	58,306	52,387	84,949	77,980
Net Cost of Revenue	$290,179	$252,500	$482,518	$408,950

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$57,481	$46,248	$84,321	$67,665
Cement (3)	48,382	41,593	54,644	45,946
Products	59,990	53,387	86,209	76,862
Total Materials and Products	165,853	141,228	225,174	190,473
Services	22,336	18,908	29,720	21,252
Adjusted Cash Gross Profit	$188,189	$160,136	$254,894	$211,725

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	68.3%	63.3%	57.8%	55.0
Cement (3)	57.4%	52.2%	42.7%	40.4
Products	25.6%	26.9%	24.0%	25.6
Services	27.7%	26.5%	25.9%	21.4
Total Adjusted Cash Gross Profit Margin	39.3%	38.8%	34.6%	34.1

(1)

Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.

(2)

Previously, we presented gross profit as a non- GAAP metric. We have renamed that metric adjusted cash gross profit to be more descriptive of the calculation. Adjusted cash gross profit calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.

(3)

The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Six months ended
Total Volume	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Aggregates (tons)	11,286	9,683	19,249	16,645
Cement (tons)	714	659	1,075	943
Ready-mix concrete (cubic yards)	1,237	953	2,143	1,715
Asphalt (tons)	1,517	1,316	1,880	1,533

	Three months ended		Six months ended
Pricing	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Aggregates (per ton)	$9.97	$10.02	$9.92	$9.74
Cement (per ton)	112.09	108.89	111.89	107.38
Ready-mix concrete (per cubic yards)	104.23	102.15	103.73	103.56
Asphalt (per ton)	54.94	57.45	54.76	57.57

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	16.6%	(0.5)%	15.6%	1.8%
Cement (per ton)	8.3%	2.9%	14.0%	4.2%
Ready-mix concrete (per cubic yards)	29.8%	2.0%	25.0%	0.2%
Asphalt (per ton)	15.3%	(4.4)%	22.6%	(4.9)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	6.1%	(1.7)%	3.8%	0.2%
Cement (per ton)	7.1%	3.0%	10.2%	3.9%
Ready-mix concrete (per cubic yards)	9.2%	1.1%	0.1%	(0.1)%
Asphalt (per ton)	3.6%	(3.9)%	12.3%	(4.5)%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands, except pricing information)

	Three months ended July 1, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	11,286	$9.97	$112,520	$(28,299)	$84,221
Cement	714	112.09	79,985	(1,092)	78,893
Materials			$192,505	$(29,391)	$163,114
Ready-mix concrete	1,237	104.23	128,942	(229)	128,713
Asphalt	1,517	54.94	83,371	(124)	83,247
Other Products			95,419	(72,767)	22,652
Products			$307,732	$(73,120)	$234,612

	Six months ended July 1, 2017
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	19,249	$9.92	$190,890	$(45,047)	$145,843
Cement	1,075	111.89	120,289	(1,961)	118,328
Materials			$311,179	$(47,008)	$264,171
Ready-mix concrete	2,143	103.73	222,300	(410)	221,890
Asphalt	1,880	54.76	102,933	(185)	102,748
Other Products			152,982	(119,048)	33,934
Products			$478,215	$(119,643)	$358,572

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and six months ended July 1, 2017 and July 2, 2016 and the twelve months ended July 1, 2017 and July 2, 2016.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended July 1, 2017
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$40,529	$20,600	$34,442	$(43,483)	$52,088
Interest expense (income)	1,843	929	(684)	23,898	25,986
Income tax expense (benefit)	533	(21)	—	2,923	3,435
Depreciation, depletion and amortization	17,224	16,740	9,961	662	44,587
EBITDA	$60,129	$38,248	$43,719	$(16,000)	$126,096
Accretion	195	193	64	—	452
Loss on debt financings	—	—	—	—	—
Tax receivable agreement expense	—	—	—	1,525	1,525
Transaction costs	(28)	—	—	2,648	2,620
Non-cash compensation	—	—	—	4,676	4,676
Other	224	325	—	(683)	(134)
Adjusted EBITDA	$60,520	$38,766	$43,783	$(7,834)	$135,235
Adjusted EBITDA Margin (1)	24.2%	26.9%	52.0%		28.3%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended July 2, 2016
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$30,018	$21,150	$28,034	$(57,697)	$21,505
Interest expense	2,545	2,008	326	20,738	25,617
Income tax expense (benefit)	139	—	—	(1,195)	(1,056)
Depreciation, depletion and amortization	15,994	12,140	8,261	643	37,038
EBITDA	$48,696	$35,298	$36,621	$(37,511)	$83,104
Accretion	192	170	8	—	370
IPO/ Legacy equity modification costs	—	—	—	24,751	24,751
Transaction costs	216	5	—	69	290
Non-cash compensation	—	—	—	3,029	3,029
Other	1,481	201	964	542	3,188
Adjusted EBITDA	$50,585	$35,674	$37,593	$(9,120)	$114,732
Adjusted EBITDA Margin (1)	24.2%	28.8%	47.2%		27.8%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended July 1, 2017
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$38,503	$8,507	$29,729	$(79,759)	$(3,020)
Interest expense (income)	3,747	1,614	(1,334)	46,928	50,955
Income tax expense (benefit)	535	(21)	—	743	1,257
Depreciation, depletion and amortization	32,692	31,927	17,951	1,321	83,891
EBITDA	$75,477	$42,027	$46,346	$(30,767)	$133,083
Accretion	390	384	122	—	896
Loss on debt financings	—	—	—	190	190
Tax receivable agreement expense	—	—	—	1,525	1,525
Transaction costs	9	—	—	3,884	3,893
Non-cash compensation	—	—	—	9,424	9,424
Other	343	703	—	(1,192)	(146)
Adjusted EBITDA	$76,219	$43,114	$46,468	$(16,936)	$148,865
Adjusted EBITDA Margin (1)	20.0%	18.9%	36.3%		20.2%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended July 2, 2016
by Segment	West	East	Cement	Corporate	Consolidated
(in thousands)
Net income (loss)	$25,456	$11,712	$20,572	$(78,769)	$(21,029)
Interest expense	4,531	3,898	3,500	35,265	47,194
Income tax expense (benefit)	78	—	—	(9,300)	(9,222)
Depreciation, depletion and amortization	31,743	22,412	13,506	1,277	68,938
EBITDA	$61,808	$38,022	$37,578	$(51,527)	$85,881
Accretion	479	329	22	—	830
IPO/ Legacy equity modification costs	—	—	—	24,751	24,751
Transaction costs	365	5	—	3,236	3,606
Non-cash compensation	—	—	—	5,065	5,065
Other	1,212	491	964	341	3,008
Adjusted EBITDA	$63,864	$38,847	$38,564	$(18,134)	$123,141
Adjusted EBITDA Margin (1)	19.8%	21.1%	33.9%		19.8%

	Twelve months ended (2)
Reconciliation of Net Income to Adjusted EBITDA	July 1, 2017	July 2, 2016
(in thousands)
Net income	$64,135	$60,259
Interest expense	101,297	90,319
Income tax expense (benefit)	5,180	(17,672)
Depreciation, depletion and amortization	162,689	134,510
EBITDA	$333,301	$267,416
Accretion	1,630	1,469
IPO/ Legacy equity modification costs	12,506	24,751
Loss on debt financings	190	39,959
Tax receivable agreement expense	16,463	—
Transaction costs	7,084	5,385
Management fees and expenses	(1,379)	—
Non-cash compensation	17,042	7,944
Other	10,234	(13,048)
Adjusted EBITDA	$397,071	$333,876
Adjusted EBITDA Margin (1)	24.7%	23.7%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2)

Information for the twelve months ended July 1, 2017 is calculated as the six months ended July 1, 2017 plus the year ended December 31, 2016 less the six months ended July 2, 2016.  Information for the twelve months ended July 2, 2016 is calculated as the six months ended July 2, 2016 plus the year ended January 2, 2016 less the six months ended June 27, 2015. This presentation is not in accordance with U.S. GAAP. We believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. In addition, we use such trailing twelve month financial data to test compliance with covenants under our senior secured credit facilities.

The table below reconciles our net income (loss) per share attributable to Summit Materials, Inc. to adjusted diluted net income (loss) per share for the three and six months ended July 1, 2017 and July 2, 2016. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income (loss) per share.

	Three months ended				Six months ended
	July 1, 2017		July 2, 2016		July 1, 2017		July 2, 2016
Reconciliation of Net Income (Loss) Per Share to Adjusted Diluted EPS	Net Income	Per Share	Net Income	Per Share	Net Loss	Per Share	Net Loss	Per Share
Net income (loss) attributable to Summit Materials, Inc.	$50,000	$0.45	$13,371	$0.13	$(2,444)	$(0.02)	$(7,747)	$(0.08)
Adjustments:
Net income (loss) attributable to noncontrolling interest	2,076	0.02	8,090	0.08	(490)	—	(13,247)	(0.13)
IPO/ Legacy equity modification costs	—	—	24,751	0.24	—	—	24,751	0.24
Tax receivable agreement expense	1,525	0.01	—	—	1,525	0.01	—	—
Loss on debt financings	—	—	—	—	190	—	—	—
Adjusted diluted net income (loss)	$53,601	$0.48	$46,212	$0.45	$(1,219)	$(0.01)	$3,757	$0.04
Weighted-average shares:
Class A common stock	106,898,512		62,743,149		106,035,087		56,812,906
LP Units outstanding	4,574,104		38,418,331		4,821,955		44,339,911
Total equity interest	111,472,616		101,161,480		110,857,042		101,152,817

The following table reconciles operating income to adjusted cash gross profit and adjusted cash gross profit margin for the three and six months ended July 1, 2017 and July 2, 2016.

	Three months ended		Six months ended
	July 1,	July 2,	July 1,	July 2,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2017	2016	2017	2016
($ in thousands)
Operating Income	$82,444	$46,948	$49,660	$17,491
General and administrative expenses	58,086	75,490	116,554	120,860
Depreciation, depletion, amortization and accretion	45,039	37,408	84,787	69,768
Transaction costs	2,620	290	3,893	3,606
Adjusted Cash Gross Profit (exclusive of items shown separately)	$188,189	$160,136	$254,894	$211,725
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	39.3%	38.8%	34.6%	34.1%

(1)	Adjusted cash gross profit margin is defined as adjusted cash gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three and six months ended July 1, 2017 and July 2, 2016.

	Three months ended		Six months ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Net income (loss)	$52,088	$21,505	$(3,020)	$(21,029)
Non-cash items	52,382	55,158	97,322	92,441
Net income adjusted for non-cash items	104,470	76,663	94,302	71,412
Change in working capital accounts	(47,782)	(61,205)	(83,153)	(97,912)
Net cash provided by (used in) operating activities	56,688	15,458	11,149	(26,500)
Capital expenditures, net of asset sales	(53,946)	(49,121)	(100,677)	(82,227)
Free cash flow	$2,742	$(33,663)	$(89,528)	$(108,727)

Contact:

Mr. Noel Ryan

Vice President, Investor Relations

Summit Materials, Inc.

noel.ryan@summit-materials.com